EXHIBIT 23.1

March 30, 2006

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation by reference of our report, dated March 17, 2006, with respect to the consolidated financial statements of Capitol City Bancshares, Inc. included in this annual report on Form 10-KSB for the year ended December 31, 2005, into the Registration Statements on Form S-8 relating to the Capitol City Bancshares, Inc. 1999 Stock Option Plan and Capitol City Bank Employee Stock Purchase Plan ( File #333-12655 and #333-132184), as filed with the SEC on March 29, 2005 and March 3, 2006, respectively.

/s/ Nichols Cauley & Associates, LLC
NICHOLS CAULEY & ASSOCIATES, LLC